Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 20, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report to Shareholders of Thrivent Large Cap Stock Portfolio, Thrivent Partner All Cap Growth Portfolio, Thrivent Partner All Cap Value Portfolio and Thrivent Partner Socially Responsible Stock Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 19, 2013